Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of American Midstream Partners, LP of our reports dated February 9, 2012 relating to i) the statement of assets acquired and liabilities assumed at November 1, 2011 and ii) the statement of revenues in excess of expenses for the year ended December 31, 2010 of the 50% undivided interest in the Burns Point Processing Plant acquired from Marathon Oil Company, which appears in the Current Report on Form 8-KA of American Midstream Partners, LP dated February 9, 2012.

PricewaterhouseCoopers LLP

Denver, Colorado

February 9, 2012